Exhibit 10.1

EXECUTION VERSION

April 19, 2016

Iron Mountain Information Management, LLC
Unsecured Bridge Facility
Commitment Letter

Iron Mountain Incorporated
Iron Mountain Information Management, LLC

1 Federal Street

Boston, MA 02110

Attention:  Jeff Lawrence, Senior Vice President and Treasurer

Ladies and Gentlemen:

Iron Mountain Incorporated (the “Parent”) and Iron Mountain Information Management, LLC (the “Company”, and together with the Parent, sometimes referred to herein as “you”) have advised each of the parties listed on Schedule I hereto (the “Commitment Parties”; sometimes also collectively referred to herein as “we” or “us”), that the Parent, directly or indirectly through one or more of its subsidiaries, intends to acquire (the “Acquisition”) all of the equity interests of Recall Holdings Limited, an Australian public company (“Target”), pursuant to a Scheme Implementation Deed, dated as of June 8, 2015 (the “Acquisition Agreement”) entered into by and among Target and the Parent, and to consummate the transactions described therein and as otherwise contemplated by this Commitment Letter (the “Transactions”), in each case on the terms set forth in this commitment letter (together with the Term Sheet (as defined below) and all schedules attached hereto, the “Commitment Letter”).  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Term Sheet (as defined below).

In connection with the Transactions, you have advised us that, (a) you wish to obtain a bridge term loan facility of up to $850,000,000 (the “Bridge Facility”) and (b) you intend to obtain an amendment (the “Amendment”) to the existing Credit Agreement, dated as of June 27, 2011, as amended and restated as of July 2, 2015 (the “Existing Credit Agreement”), among the Parent, the Company, the Lenders (as defined in the Existing Credit Agreement), the Borrowers (as defined in the Existing Credit Agreement), JPMorgan Chase Bank, N.A., as Administrative Agent and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, consented to by the Majority Lenders (as defined in the Existing Credit Agreement) as described on Schedule II hereto.

In that connection, you have requested that (x) each of the institutions listed under the heading “Initial Lenders” on Schedule I hereto (each, an “Initial Lender”, and collectively, the “Initial Lenders”) severally (and not jointly) commit to provide the amount of the Bridge Facility set forth opposite its name on Schedule I hereto under the heading “Bridge Commitments” (with respect to each Initial Lender, its “Bridge Commitment”), (y) each of the institutions listed under the heading “Titles/Roles” on Schedule I hereto (each an “Arranger, and collectively, the “Arrangers”) agree to serve in the capacity set forth opposite its name on such Schedule I hereto and (z) each of JPMorgan Chase Bank, N.A. (“JPMorgan”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Goldman Sachs Bank USA (“GS”) agree to act as an active joint lead arranger and joint bookrunner (in such capacities, JPMorgan, MLPFS and GS being collectively referred to herein as the “Lead Arrangers”).  You have also requested that (i) (a) the Lead Arrangers structure, arrange and syndicate the Bridge Facility and (b) solicit the approvals required under the Existing Credit Agreement in connection with the proposed Amendment (the “Required Approvals”), (ii) each Initial Lender (or its affiliate, as applicable) approve the Amendment in its capacity as a Lender (as defined in the Existing Credit Agreement) and (iii) JPMorgan agree to serve as administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”).

Each of the Initial Lenders is pleased to advise you that it is willing to provide a portion of the Bridge Facility equal to its Bridge Commitment subject to the terms and conditions set forth in this Commitment Letter and Exhibit A attached hereto (the “Term Sheet”), and each Arranger is pleased to advise you that it is willing to serve in the capacity set forth opposite its name on Schedule I hereto under the heading “Titles/Roles” for the Bridge Facility.  Furthermore, the Lead Arrangers are pleased to advise you of their agreement to assemble a syndicate of financial institutions identified by the Arrangers (which may be limited to the Initial Lenders) in consultation with you (and subject to your consent as provided below) and to solicit the Required Approvals.

It is agreed that JPMorgan will act as the sole Administrative Agent and that the Lead Arrangers will act as the active joint lead arrangers and joint bookrunners for the Bridge Facility (with JPMorgan being entitled to “left” placement and MLPFS and GS being entitled to placement immediately to the right of JPMorgan on all marketing materials), and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles; provided that you agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities, LLC.  You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letters referred to below) will be paid in connection with the Bridge Facility unless you and we shall so agree.

The Lead Arrangers reserve the right to syndicate the Bridge Facility to a group of financial institutions (the “Lenders”) identified by them in consultation with you and subject to your consent (not to be unreasonably withheld or delayed).  The Lead Arrangers reserve the right to commence the syndication of the Bridge Facility but intend to commence the solicitation of the Required Approvals promptly, and you agree to actively assist the Arrangers in completing a syndication of the Bridge Facility (if applicable) and the solicitation of the Required Approvals in a manner satisfactory to them.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts (if applicable) and the solicitation of the Required Approvals benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Parent and the Company and the Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other customary marketing materials (collectively, with the Term Sheet, the “Information Materials”) and (d) the hosting, with the Lead Arrangers, of a meeting and/or conference call with the Lenders.

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If requested, you will assist us in preparing Information Materials, including a lender presentation, for distribution to prospective Lenders.  If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Parent and the Company and their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans.  Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

The Parent agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Parent advises the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders:  (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Bridge Facility and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials.  If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Parent hereby authorizes the Commitment Parties to distribute drafts of definitive documentation with respect to the Bridge Facility to Private-Siders and Public-Siders.

The Lead Arrangers will manage, in consultation with you, all aspects of any syndication process and the solicitation of the Required Approvals, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  The Arrangers will have no responsibility other than to arrange the syndication as set forth herein and solicit the Required Approvals and in no event shall be subject to any fiduciary or other implied duties.  Additionally, the Parent and the Company acknowledge and agree that the Arrangers are not advising them as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  Each of the Parent and the Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Arrangers shall have no responsibility or liability to the Parent and the Company with respect thereto.  Any review by the Arrangers of the Parent and the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Parent and the Company.

To assist the Lead Arrangers in their syndication efforts and solicitation of the Required Approvals, you agree promptly to prepare and provide to us all information with respect to the

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Parent and the Company and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Bridge Facility and the solicitation of the Required Approvals.  You hereby represent and covenant (but qualified to the best of your knowledge, insofar as relating to the Target and its subsidiaries) that (a) all written or formally presented information other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when furnished (and taken as a whole), complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us (it being understood that such Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies and that no assurance can be given that any particular Projections will be realized).  You agree that if, at any time prior to the Funding Date you become aware that any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances.  You understand that in connection with arranging and syndicating the Bridge Facility and soliciting the Required Approvals we may use and rely on the Information and Projections without independent verification thereof.  You also agree to give us reasonable notice of any competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Parent or any affiliate thereof.

As consideration for our agreements to perform the services described herein, you agree to pay the nonrefundable fees set forth in the respective Fee Letters dated the date hereof and delivered herewith (the “Fee Letters”) in accordance with the terms thereof.

The commitments of the Initial Lenders and the agreements of the Arrangers and the Lead Arrangers to perform the services and provide the commitments described herein are subject to (a) there not occurring any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) of the Parent and its subsidiaries, taken as a whole, or of the Target and its subsidiaries, taken as a whole, (b) our satisfaction that prior to the Funding Date there shall be no competing offering, placement or arrangement of any debt securities or secured bank financing by or on behalf of the Parent or any affiliate thereof (other than an offering of notes in Canadian dollars in an amount not to exceed CDN$250,000,000 (the “Canadian Notes”)) and (c) the other conditions set forth or referred to in the Term Sheet.  Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and the Parent and the Company.   Notwithstanding anything in this Commitment Letter, the Fee Letters or the Bridge Facility Documentation to the contrary, (a) the only representations relating to the Parent, the Company, Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Bridge Facility on the Funding Date shall be (i) such of the representations made by Target in the Acquisition Agreement as are material to the interests

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of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your obligations to close under the Acquisition Agreement or you have the right to terminate your obligations under the Acquisition Agreement (or decline to consummate the Acquisition) as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Funding Date if the conditions set forth in this Commitment Letter are satisfied.  For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to the corporate existence and qualification of the Parent and the Guarantors (as such term is defined in the Term Sheet) (collectively, the “Loan Parties”) in their jurisdiction of organization, and power and authority, due authorization, execution and delivery of, and enforceability of, the Bridge Facility Documentation, in each case relating to the Loan Parties, no conflict with the organizational documents of the Loan Parties, no conflict with any agreement involving indebtedness of the Parent or its subsidiaries in an aggregate principal amount of more than $25 million, Bridge Facility and guarantees with respect thereto constitute “senior debt” under the Loan Parties’ senior subordinated note indentures, governmental approvals applicable to the execution, delivery and performance by the Loan Parties of the Bridge Facility Documentation, use of proceeds, Investment Company Act, compliance with material laws, compliance with sanctions and anti-corruption laws, solvency of the Loan Parties on a consolidated basis, Patriot Act, and Federal Reserve margin regulations.  Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to availability of the Bridge Facility on the Funding Date are set forth in the Term Sheet under the heading “CERTAIN CONDITIONS—Conditions to Funding”.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the commitments provided hereunder and the funding of the Bridge Facility on the Funding Date are subject solely to the Limited Conditionality Provision and the conditions precedent contained in the section entitled “Conditions to Funding” in Exhibit A.

You agree, jointly and severally, (a) to indemnify and hold harmless the Commitment Parties and their affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Bridge Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation, proceeding or threatened proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto or whether such claim, litigation, proceeding or threatened proceeding is brought by you, your equity holders, creditors or any other person, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of, or a material breach of this

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Commitment Letter by, such indemnified person, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment, and (b) to reimburse the Commitment Parties and their affiliates on demand for all reasonable, documented out-of-pocket expenses (including due diligence expenses, syndication expenses, expenses in connection with the solicitation of the Required Approvals, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Bridge Facility, the Amendment and any related documentation (including this Commitment Letter, the Fee Letters, the Amendment and the definitive financing documentation) or the amendment, modification or waiver thereof.  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such Information or other materials is so obtained as a result of the gross negligence or willful misconduct of, or material breach by, such indemnified person, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment.  None of the Parent, the Company, their respective affiliates or any indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with the Bridge Facility, in each case other than in respect of any losses, claims, damages or liabilities paid or required to be paid by an indemnified person to a third party (including another indemnified person) for which such indemnified person is entitled to indemnification from you in accordance with the terms hereof.

If any action, litigation, proceeding or investigation is commenced as to which any indemnified person proposes to demand indemnification, they shall notify the Company with reasonable promptness; provided, however, that any failure by any indemnified person to so notify the Company shall not relieve you from your obligations hereunder. Any indemnified person shall have the right to retain counsel of its choice (which counsel shall be reasonably acceptable to the Company and limited to a single counsel to the Commitment Parties and their affiliates and of a single reasonably necessary special and local counsel for each applicable jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected person or entity), and you shall jointly and severally pay the reasonable and documented fees, expenses and disbursement of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. Without the prior written consent of the applicable indemnified person, you shall not settle or compromise any claim with respect to such indemnified person under this section, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (a) includes, as an unconditional term thereof, the giving by the claimant to each of the applicable indemnified person of an unconditional and irrevocable release from all liability in respect of such claim, (b) does not include any statement as to, or any admission of, fault, culpability, wrongdoing or a failure to act by or on behalf of such indemnified person and (c) contains customary confidentiality and non-disparagement provisions.

You agree that the Arrangers will act hereunder as independent contractors and that nothing in this Commitment Letter or the Fee Letters, or the nature of their services or any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between the Arrangers, on the one hand, and the Parent, its shareholders or its affiliates, on the other hand and you waive, to the fullest extent permitted by law, any claims you may allege against the Commitment Parties for breach of fiduciary duty or breach of fiduciary duty in connection with

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the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors.  In addition, the Arrangers may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Parent and other companies that may be the subject of this arrangement.

You acknowledge that the Commitment Parties and their affiliates (the term “Commitment Parties” being understood to refer hereinafter in this paragraph to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  The Commitment Parties will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and the Commitment Parties will not furnish any such information to other companies.  You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.  You hereby agree that the Arrangers may render their services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive, to the fullest extent permitted by law, any conflict of interest claims relating to the relationship between the Arrangers and you and your affiliates in connection with the transactions contemplated hereby, on the one hand, and the exercise by the Arrangers or any of their respective affiliates of any of their rights and duties under any credit or other agreement (including the Existing Credit Agreement), on the other hand.  You further acknowledge that the Arrangers are full service securities firms and the Arrangers may from time to time effect transactions, for their own or their affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Parent and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

As you know, Goldman, Sachs & Co. has been retained by the Parent (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of Goldman, Sachs & Co. as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs or its affiliates.

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and any indemnified person) and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any indemnified person); provided that it is understood and agreed that each Initial Lender may assign its commitments and agreements hereunder, in whole or in

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part, to any of its affiliates.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each of the Commitment Parties.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  Each party hereto consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York, Borough of Manhattan.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York.  Each party hereto irrevocably agrees to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your directors, officers, employees, accountants, attorneys, officers, agents and advisors on a confidential basis in connection with the Transactions, (b) this Commitment Letter, but not the Fee Letters, in any required filings with the Securities Exchange Commission and other applicable regulatory authorities and stock exchanges, and (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

Each Commitment Party agrees to exercise reasonable efforts to keep any information delivered or made available by you which has not been publicly disclosed confidential from anyone other than persons employed or retained by such Commitment Party who are or are expected to become engaged in evaluating, approving, structuring or administering the Bridge Facility; provided that nothing herein shall prevent any Commitment Party from disclosing such information (i) to any existing Lender or affiliate thereof, and to any potential Lender, participant or assignee who agrees to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material or through the distribution of marketing materials in connection with the syndication of the Bridge Facility through a customary syndication process), (ii) to the officers, directors, employees, agents, service providers, attorneys and accountants of such Commitment Party, potential or existing Lender or the affiliates of each of the foregoing who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this paragraph, (iii) upon the order of any court or administrative agency or as required under any applicable law, regulation or rule, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Commitment Party, (v) to the extent reasonably required in connection with any litigation or proceeding to which any Commitment Party, you or any affiliates of the Commitment Parties or you may be a party, (vi) to the extent reasonably required in connection

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with the exercise of any remedy hereunder, (vii) to such Commitment Party’s legal counsel and independent auditors, (viii) to the extent such information becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates in breach of this Commitment Letter, (ix) for purposes of establishing a “due diligence” defense and (x) to data service providers, including league table providers, that serve the lending industry.  Any party required to maintain the confidentiality of information as provided in this paragraph shall be considered to have complied with its obligation to do so if such party has exercised the same degree of care to maintain the confidentiality of such information as such party would accord to its own confidential information.  The provisions of this paragraph shall automatically terminate one year from the date of this Commitment Letter.

This paragraph and the reimbursement, indemnification, waiver of fiduciary duties, confidentiality, conflict of interest, governing law, jurisdiction and jury trial waiver provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you and each Guarantor under the Bridge Facility, which information includes your name and address and other information that will allow the Commitment Parties to identify you and each Guarantor under the Bridge Facility in accordance with the Act.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on April 19, 2016.  The Commitment Parties’ agreements herein will expire at such time in the event we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Funding Date does not occur on or before the Expiration Date, then this Commitment Letter and the agreements and commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension.  “Expiration Date” means the earliest of (i) the closing of the Acquisition without the use of the Bridge Facility, (ii) July 30, 2016 and (iii) the termination of the Acquisition Agreement prior to the closing of the Acquisition.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Gene Riego De Dios
Name: Gene Riego De Dios
Title: Vice President

BANK OF AMERICA, N.A.

By:	/s/ John F. Lynch
Name: John F. Lynch
Title: S.V.P.

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED

By:	/s/ Mark D. Monte
Name: Mark D. Monte
Title: Managing Director

GOLDMAN SACHS BANK USA

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

Barclays Bank PLC

By:	/s/ Robert Chen
Name: Robert Chen
Title: Managing Director

WELLS FARGO BANK, N. A.

By:	/s/ David Mallett
Name: David Mallett
Title: Managing Director

[Signature page to IRM Commitment Letter]

WELLS FARGO SECURITIES, LLC

By:	/s/ Jeff Gignac
Name: Jeff Gignac
Title: Managing Director

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:	/s/ Paul A. Brown
Name: Paul A. Brown
Title: Managing Director

By:	/s/ Stephanie Publle
Name: Stephanie Publle
Title: Managing Director

CITIZENS BANK, N.A.

By:	/s/ Cheryl Carangelo
Name: Cheryl Carangelo
Title:Managing Director

HSBC SECURITIES (USA) INC.

By:	/s/ Joseph Sheehan
Name: Joseph Sheehan
Title: Managing Director

HSBC Bank USA, National Association

By:	/s/ Manuel Burgueno
Name: Manuel Burgueno
Title: Senior Vice President

[Signature page to IRM Commitment Letter]

Signed for HSBC Bank Australia Limited

(ABN 48 006 434 162) by its attorney under

power of attorney in the presence of:

Power of Attorney Dated 15 May 2012

Permanent Order Book No. 277 Page 036 Item 010

/s/ Diana Jancevska	/s/ Brendon Green
Witness Signature	Attorney Signature

Diana Jancevska	Brendon Green
Print Name	Print Name

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Robbie Pearson
Name: Robbie Pearson
Title: Authoried Signatory

PNC CAPITAL MARKETS LLC

By:	/s/ John Broeren
Name: John Broeren
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Brian Prettyman
Name: Brian Prettyman
Title: Senior Vice President

[Signature page to IRM Commitment Letter]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ George Stoecklein
Name: George Stoecklein
Title: Director

SUNTRUST BANK

By:	/s/ Dave Felty
Name: Dave Felty
Title: Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Lee McCrary
Name: Lee McCrary
Title: Managing Director

[Signature page to IRM Commitment Letter]

Accepted and agreed to
as of the date first
written above by:

IRON MOUNTAIN INCORPORATED

By:	/s/ John P. Lawrence
Name: John P. Lawrence
Title: Senior Vice President & Treasurer

IRON MOUNTAIN INFORMATION MANAGEMENT, LLC

By:	/s/ John P. Lawrence
Name: John P. Lawrence
Title: Senior Vice President & Treasurer

[Signature page to IRM Commitment Letter]

Schedule I

BRIDGE COMMITMENTS

Initial Lenders	Bridge Commitments
JPMorgan Chase Bank, N.A.	$136,666,666.67
Bank of America, N.A.	$136,666,666.67
Goldman Sachs Bank USA	$136,666,666.66
Barclays Bank PLC	$100,000,000
Wells Fargo Bank, National Association	$50,000,000
Credit Agricole Corporate and Investment Bank	$50,000,000
Citizens Bank, N.A.	$50,000,000
HSBC Bank USA, National Association	$25,000,000
HSBC Bank Australia Limited	$25,000,000
Morgan Stanley Bank, N.A.	$50,000,000
PNC Bank, National Association	$30,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$30,000,000
SunTrust Bank	$30,000,000
TOTAL	$850,000,000

TITLES/ROLES

Institution	Title/Role
JPMorgan Chase Bank, N.A.	Joint Lead Arranger and Joint Bookrunner
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Joint Lead Arranger, Joint Bookrunner and Syndication Agent
Goldman Sachs Bank USA	Joint Lead Arranger, Joint Bookrunner and Syndication Agent
Well Fargo Bank, National Association	Joint Bookrunner and Documentation Agent
Barclays Bank PLC	Joint Bookrunner and Documentation Agent
Credit Agricole Corporate and Investment Bank	Joint Bookrunner and Documentation Agent
Citizens Bank, N.A.	Joint Bookrunner and Documentation Agent
HSBC Securities (USA) Inc.	Joint Bookrunner and Documentation Agent
Morgan Stanley Senior Funding, Inc.	Joint Bookrunner and Documentation Agent
PNC Capital Markets, LLC	Co-Manager
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	Co-Manager

Schedule II

The Amendment shall effect the following amendments to the Existing Credit Agreement:

1.              Amend Sections 9.08(iv) and 9.17(iv)(B) of the Existing Credit Agreement in order to permit the maturity of, and payments of principal under, the Bridge Facility prior to the Commitment Termination Date (as defined in the Existing Credit Agreement).

2.              Amend Section 9.08(v)(e) of the Existing Credit Agreement in order to permit the $25,000,000 basket referenced therein to be used for the incurrence of bank guarantees (in addition to letters of credit).

3.              Waiving the requirement under the Canadian Borrower Pledge Agreement (as defined in the Existing Credit Agreement) that the Canadian Borrowers (as defined in the Existing Credit Agreement) pledge the shares of any entity acquired in connection with the Acquisition, so long as (i) such entity does not hold any material assets more than five business days following the closing of the Acquisition and (ii) resolutions are adopted within such period of five business days approving such entity’s wind-up and dissolution, and such dissolution is completed as soon as practicable thereafter.

IRON MOUNTAIN INFORMATION MANAGEMENT, LLC

UNSECURED BRIDGE FACILITY

Summary of Terms and Conditions(1)

I.	PARTIES

Borrower:		The Parent (the “Borrower”)

Guarantors:

Each of the entities that (i) is a guarantor (a “Notes Guarantor”) as of the date hereof under the Senior Indenture, dated as of September 29, 2015, among the Parent, as issuer and Wells Fargo Bank, National Association, as trustee and each of the Notes Guarantors party thereto, with respect to the 6.000% Senior Notes Due 2020 (the “Senior Unsecured Indenture”), (ii) to the extent not a Notes Guarantor under the Senior Unsecured Indenture as of the date hereof, any direct or indirect domestic subsidiary of the Parent that, after the date hereof, is required to become a Notes Guarantor under the Senior Unsecured Indenture as in effect on the date hereof and (iii) is (or is required to become) a guarantor of senior notes issued by the Parent after the Effective Date (the entities in clauses (i) through (iii), the “Guarantors”).

Joint Lead Arrangers and Joint Bookrunners:		JPMorgan, MLPFS and GS as joint lead arrangers (in such capacity, the “Lead Arrangers”).

JPMorgan, MLPFS, GS, Wells Fargo Securities, LLC, Barclays Bank PLC, Credit Agricole Corporate and Investment Bank, Citizens Bank, N.A., HSBC Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc. as joint bookrunners (in such capacity, the “Arrangers”).

Administrative Agent:		JPMorgan Chase Bank, N.A. (“JPMorgan” and, in such capacity, the “Administrative Agent”).

Lenders:		A syndicate of banks, financial institutions and other entities, arranged by the Arrangers in consultation with the Parent (collectively, the “Lenders”).

II.	BRIDGE FACILITY

Type and Amount:		A term facility in the amount of up to $850,000,000 (the “Bridge

(1)	All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Term Sheet is attached.

Facility”; the loans thereunder, the “Bridge Loans”).

Availability:	One drawing in U.S. dollars may be made under the Bridge Facility on the Funding Date (as defined below).

Maturity:

The Bridge Loans shall mature and, to the extent then outstanding, be payable in full on the earlier of (x) the date that is 364 days after the Funding Date (the “Initial Bridge Loan Maturity Date” and as may be extended as provided below, the “Maturity Date”); provided that, upon the Parent’s request, the Initial Bridge Loan Maturity Date may be extended by one year subject to the following: (i) such extension request must be made no earlier than 60 days before the Initial Bridge Loan Maturity Date and no later than 30 days before the Initial Bridge Loan Maturity Date, (ii) no default or event of default is in existence at the time of, or would be in existence after giving effect to, such extension, (iii) the representations and warranties in the Bridge Facility Documentation shall be accurate both before and after giving effect to such extension, and (iv) payment by the Parent of an extension fee to each Lender in an amount equal to 1.00% of the Bridge Loans of such Lender outstanding on the Initial Bridge Loan Maturity Date and (y) if the Acquisition has not been consummated, July 30, 2016.

Purpose:

A portion of the proceeds of the Bridge Loans (in an amount expected to be approximately $350,000,000) (the “Reimbursement Bridge Loans”) shall be used to reimburse certain banks and financial institutions for the purchase of Australian dollars (the “Australian Dollar Consideration”) from such banks and/or financial institutions by the Borrower in order to finance the portion of the Acquisition Consideration that shall be used to fund (i) the Cash Elections (as defined in the Acquisition Agreement) of certain Recall Shareholders pursuant to Sections 4.2(b)(ii)(B) and 4.4 of the Acquisition Agreement and (ii) special payments of the Australian dollar equivalent of US$0.50 in cash for each Scheme Share (as defined in the Acquisition Agreement) of each Recall Shareholder, pursuant to Sections 4.2(b)(i)(B) and 4.2(b)(ii)(A) of the Acquisition Agreement, in each case, in accordance with the terms of the Acquisition Agreement. The Australian Dollar Consideration shall be held in a designated trust account (the “Australian Trust Account”) operated by the Target as trustee for the Recall Shareholders in accordance with the terms of the Acquisition Agreement (including the terms of the form of Scheme (as defined in the Acquisition Agreement) attached thereto as Annexure 2 as of the date hereof), to be applied as provided therein.

A portion of the proceeds of the Bridge Loans (in an amount expected to be approximately $500,000,000) (the “Acquisition Bridge Loans”) shall be held in a designated escrow account maintained with the Administrative Agent (the “US Escrow Account”) in accordance with the terms of the US Escrow Agreement (as defined below). Funds on deposit in the US Escrow Account shall be used to fund, in part, the Acquisition, including the refinancing of certain existing indebtedness of Target and to pay all or a portion of the costs incurred by the Parent or any of its subsidiaries in connection with the Transactions.

III.	CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Repayment of Loans:	All Bridge Loans outstanding will be payable in full on the Maturity Date.

Optional Prepayments and Commitment Reductions:	The Bridge Loans may be prepaid, and Bridge Commitments may be reduced, in whole or in part at any time without penalty or premium. Optional prepayments of the Bridge Loans may not be reborrowed.

Mandatory Prepayments and Commitment Reductions:

From and after the date that the Parent and the Company countersign the Commitment Letter (the “Acceptance Date”) until the Funding Date, the Bridge Commitments shall be permanently and automatically reduced, and after the Funding Date, the aggregate Bridge Loans shall be prepaid (including any accrued and unpaid interest thereon), in each case, on a dollar-for-dollar basis, by the following amounts, within one business day of receipt of such amount:

1.

Incurrence of Indebtedness: 100.0% of the net cash proceeds actually received by the Parent or any of its subsidiaries from the incurrence of indebtedness for borrowed money (including hybrid securities and debt securities convertible to equity) by the Parent or any of its subsidiaries, but excluding: (w) intercompany debt of the Parent or any of its subsidiaries; (x) borrowings permitted pursuant to Sections 9.08(i) (other than increases to the Revolving Commitments (as defined in the Existing

Credit Agreement) pursuant to Section 2.01(b) of the Existing Credit Agreement or the borrowing of Incremental Term Loans (as defined in the Existing Credit Agreement) pursuant to Section 2.01(c) of the Existing Credit Agreement), (ii), (v) (other than items (g) and (k) of such Section 9.08(v)), (vi) (so long as, after giving effect to such incurrence, the outstanding principal amount of all such indebtedness incurred after the Acceptance Date does not exceed $100,000,000) and (vii) (in respect of any Accounts Receivable Financings (as defined in the Existing Credit Agreement as in effect on the date hereof)) of the Existing Credit Agreement; (y) the issuance of the Canadian Notes; and (z) borrowings under the US$1,050,000,000 Syndicated Facility Agreement, dated December 4, 2013, as amended by the Amendment Deed No. 1, dated October 23, 2014, by and among Recall Holdings Limited, Commonwealth Bank of Australia and the other parties thereto (the “Existing Target Credit Facility”) and under existing overdraft facilities associated with the Target’s cash management arrangements).

2.

Equity Offerings: 100.0% of the net cash proceeds actually received from the issuance of any equity securities by the Parent or any of its subsidiaries (other than issuances pursuant to employee stock plans or other benefit or employee incentive arrangements).

3.

Asset Sales: Subject to the prior application of such net cash proceeds in accordance with Section 3.02 of the Existing Credit Agreement, 100.0% of the net cash proceeds actually received from asset dispositions, subject to certain exceptions and reinvestment rights (substantially identical to the Existing Credit Agreement).

All mandatory prepayments and commitment reductions will be applied without penalty or premium (except for breakage costs and accrued interest, if any, and as otherwise provided herein). Mandatory prepayments of the Bridge Loans may not be reborrowed.

For the avoidance of doubt, the Bridge Commitments shall be permanently reduced upon the making of the Bridge Loans on the Funding Date.

IV.	COLLATERAL	The obligations under the Bridge Facility will be unsecured.

V.	CERTAIN CONDITIONS

Conditions to Funding:

The making of the Bridge Loans will be conditioned upon satisfaction of, among other things, the following conditions precedent (the “Funding Date Conditions”; the date upon which all such conditions shall be satisfied, the “Funding Date”) on or before the Expiration Date:

(a)  The Loan Parties, the Administrative Agent and each Lender shall have executed and delivered satisfactory documentation for the Bridge Facility (which shall contain customary “EU Bail-In” provisions) and any related documentation (the “Bridge Facility Documentation”).

(b) The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Funding Date.

(c)  All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Loan Parties shall have been obtained and be in full force and effect (except where the failure to obtain such approvals would be unlikely to have a material adverse effect).

(d) The Parent shall have delivered all financial statements required to have been delivered pursuant to Sections 9.01(1) and (2) of the Existing Credit Agreement as in effect on the date hereof.

(e)  The Commitment Parties shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Funding Date and (ii) unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries, for the subsequent six month period ended at least 45 days before the Funding Date.

(f)  The Commitment Parties shall have received a pro forma consolidated balance sheet and related statement of income, stockholders’ equity and cash flows of the Borrower as of, and for the 12-month period ending at least 45 days before the Funding Date, prepared after giving effect to the Transactions and the other transactions contemplated hereby to be consummated on the Funding Date as if the Transactions and such other transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(g) The Lenders shall have received such legal opinions (including opinions from counsel to the Loan Parties (including that the Bridge Facility does not breach or require a prepayment of any material indebtedness of the Parent or its subsidiaries)), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(h)  To the extent requested at least 10 days prior to the Funding Date, the Administrative Agent and each requesting Initial Lender or Arranger shall have received, at least five days prior to the Funding Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(i) The Loan Parties, the Administrative Agent and the Majority Lenders (as defined in the Existing Credit Agreement) shall have executed and delivered the Amendment.

(j)  The Acquisition Agreement Representations shall have been accurate as of 8AM (eastern Australia time) on the Second Court Date (as defined in the Acquisition Agreement) (subject to the Limited Conditionality Provision).

(k) The Specified Representations shall be accurate on the Funding Date.

(l) the Escrow Agreement, dated as of April 29, 2016, among the Parent, JPMorgan Chase Bank, N.A., as escrow agent and the Administrative Agent (the “US Escrow Agreement”) shall be executed and delivered and in full force and effect.

(m)  the Recall Shareholders shall have approved the Scheme at the Scheme Meeting by the requisite majorities under the Corporations Act (each capitalized term in this clause (m) and clause (n) below, as defined in the Acquisition Agreement).

(n) The Court shall have approved the Scheme in accordance with Section 411(4)(b) of the Corporations Act.

Conditions to Release from Escrow:

The release of the Acquisition Bridge Loans from the US Escrow Account will be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions shall be satisfied, the “Closing Date”) on or before the Expiration Date.

(a) The Funding Date Conditions shall have been satisfied.

(b)  All outstanding indebtedness of the Target and its subsidiaries under the Existing Target Credit Facility shall have been repaid or provision shall have been made, in a manner reasonably satisfactory to the Lead Arrangers, for the payment of such indebtedness promptly after the release of the Acquisition Bridge Loans from the US Escrow Account.

(c)  The Acquisition Agreement Representations shall have been accurate as of 8AM (eastern Australia time) on the Second Court Date (as defined in the Acquisition Agreement) (subject to the Limited Conditionality Provision).

(d) The Specified Representations shall be accurate on the Closing Date.

(e) Australian Dollar Consideration shall have been deposited into the Australian Trust Account.

(f)  The Acquisition shall have been consummated or will be, subject only to the payment of the Australian Dollar Consideration from the Australian Trust Account in accordance with the Acquisition Agreement, consummated in a manner consistent with the terms of the Acquisition Agreement (and substantially concurrently with (i) the release of the Acquisition Bridge Loans from the US Escrow Account and (ii) the Target becoming unconditionally obligated to pay the Australian Dollar Consideration from the Australian Trust Account in accordance with the Acquisition Agreement); provided that no amendment, modification or waiver of any term of the Acquisition Agreement or any condition to the Parent’s obligation to consummate the Acquisition thereunder or consent granted thereunder shall have been made or granted, as the case may be, without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Arrangers (other than any such amendment, modification or waiver or consent that is not materially adverse to any interest of the Arrangers or the Lenders); provided, further, that without limiting the foregoing, and solely for the avoidance of doubt, the Scheme shall be in full force and effect, in the form attached as Annexure 2 to the Acquisition Agreement, and no amendment, modification or waiver of any term in such form or Scheme shall have been made or granted without the prior written consent of the Arrangers.

VI.	CERTAIN DOCUMENTATION MATTERS

Except as indicated below, the terms of the Bridge Facility Documentation will be substantially similar to the Existing Credit Agreement and to the existing documentation related thereto (including having the Parent as a party thereto), including, without limitation:

Representations and Warranties:

Subject in all respects to the Limited Conditionality Provision, representations and warranties substantially the same as in the Existing Credit Agreement (with such changes as may be agreed upon, including updating the financial statements and no material adverse change representations), including as to financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; anti-corruption laws and sanctions; corporate power and authority; enforceability of Bridge Facility Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act;

subsidiaries; environmental matters; solvency and accuracy of disclosure.

Affirmative Covenants:

Affirmative covenants to be substantially the same as in the Existing Credit Agreement (with such additional changes as may be agreed upon), including delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws, including anti-corruption laws and sanctions, and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; additional Guarantors and further assurances. Additionally, if the Acquisition is not consummated by May 2, 2016, the Borrower shall, within five Business Days, make deposits into the US Escrow Account in an amount such that after such deposit, the aggregate amount on deposit in the US Escrow Account (and subject to the US Escrow Agreement) is $850,000,000.

Financial Covenants:	Financial covenants to be substantially the same as in the Existing Credit Agreement as follows:

A maximum Net Total Lease Adjusted Leverage Ratio (as defined in the Existing Credit Agreement) shall be determined at the end of any fiscal quarter and shall be, as of the Funding Date and at all times thereafter, 6.50:1.00; provided that, the Parent may make a one-time request to increase the maximum Net Total Lease Adjusted Leverage Ratio to 7.00:1.00 for a period of up to two fiscal quarters commencing with the fiscal quarter during which a Permitted Acquisition (as defined in the Existing Credit Agreement) in which the Acquisition Consideration (as defined in the Existing Credit Agreement) is more than $500,000,000 occurred; provided further that the Applicable Margin shall be increased by 0.50% during each fiscal quarter in which the maximum Net Total Lease Adjusted Leverage Ratio is 7.00:1.00.

A maximum Net Secured Lease Adjusted Leverage Ratio (as defined in the Existing Credit Agreement) of 4.0:1.0, determined at the end of any fiscal quarter.

A minimum Fixed Charge Coverage Ratio (as defined in the Existing Credit Agreement) of 1.5:1.0, determined at the end of any fiscal quarter:

Negative Covenants:

Negative covenants to be substantially the same as in the Existing Credit Agreement (with such additional changes as may be agreed upon), including limitations on indebtedness and contingent obligations; liens (negative pledge clause); acquisitions; mergers, consolidations, liquidations and dissolutions; sales of assets; residual assurances; dividends and other Restricted Payments; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; changes in fiscal year; changes in lines of business; entering into negative pledge clauses with other parties; and use of proceeds (in compliance with anti-corruption laws and sanctions). Additionally, the negative covenants will include limitations on amendments to the US Escrow Agreement and the Scheme.

Events of Default:

Events of default substantially the same as in the Existing Credit Agreement (with such changes as may be agreed upon), including nonpayment of principal, interest, fees or other amounts when due; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period); cross-default; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee; and a change of control as defined in the Existing Credit Agreement.

Voting:

Amendments and waivers with respect to the Bridge Facility Documentation shall require the approval of Lenders holding not less than 51% of the aggregate amount of the Bridge Loans (or Bridge Commitments, prior to the Funding Date) (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) extensions of the final maturity of the Bridge Loans, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages, (ii) modifications to the pro-rata sharing provisions and (iii) releases of all or substantially all of the Guarantors.

Assignments and Participations:

The Lenders shall be permitted to assign and sell participations in their Bridge Loans and commitments, subject in the case of assignments to (i) the consent of the Administrative Agent (other than in the case of assignments of Bridge Loans to existing Lenders or to an affiliate of a Lender) and (ii) except when a payment or bankruptcy event of default has occurred and is continuing, the consent of the Parent to the extent that such assignment would result in the Initial Lenders collectively holding less than 50.1% of the aggregate outstanding principal amount of the Bridge Loans (other than in the case of assignments to another Lender, to an affiliate of a Lender or to a trust established by a Lender or an affiliate thereof to hold loan obligations and as to which the assigning Lender retains voting rights on all issues except those that require 100% Lender consent (a “CLO Trust”)), in each case not to be unreasonably withheld; provided that the Parent shall be deemed to have consented to any assignment to the extent that it has not indicated otherwise within five business days of notice thereof.  In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or to a CLO Trust), the minimum assignment amount shall be $1,000,000 unless otherwise agreed by the Parent and the Administrative Agent.  The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments.  Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations.  Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required.  Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Defaulting Lenders:

The Credit Documentation shall contain provisions relating to “defaulting” Lenders (including customary “EU Bail-In” provisions and provisions permitting the Borrower to replace or terminate any defaulting Lender, to the suspension of voting rights and rights to receive certain fees, and to termination or assignment of the commitments of such Lenders).

Yield Protection:

The Bridge Facility Documentation shall contain customary provisions (substantially the same as in the Existing Credit Agreement, with such changes as may be agreed upon) (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (including as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act and each of the principal agreements on capital, liquidity and leverage standards comprising the Basel III Accord and as published by the Basel Committee on Banking Supervision) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurocurrency Loan  (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:

The Parent shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Bridge Facility and the preparation, execution and delivery of the Bridge Facility Documentation and any amendment or waiver with respect to the Bridge Facility Documentation (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent, the Arrangers and the Lenders (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Facility Documentation.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party as determined by a final and non-appealable judgment of a court of competent jurisdiction).

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agents and the Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Bridge Loans bear interest at a rate per annum equal to (x) the ABR plus the Applicable Margin or (y) the Eurocurrency Rate plus the Applicable Margin;

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% (provided that the federal funds effective rate shall never be less than zero) and (iii) the one-month Eurocurrency Rate plus 1.00%.

“Applicable Margin” means initially, 2.25% in the case of ABR Loans and 3.25% in the case of Eurocurrency Loans; provided that the Applicable Margin shall increase by 0.50% on the date that is 90 days following the Funding Date and by an additional 0.50% at the end of each 90 day period thereafter:

“Eurocurrency Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) as administered by the ICE Benchmark Administration, for deposits in the relevant currency for a period equal to one, two, three, six or (if acceptable to each Lender), twelve months (as selected by the Borrower) appearing on the Reuters Screen LIBOR01 Page or LIBOR02 Page (or an interpolated rate if such screen rates are not available); provided that the Eurocurrency Rate shall never be less than zero.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurocurrency Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Duration Fee:

The Parent will pay to each Lender, calculated based on the outstanding amount of such Lender’s Bridge Loans, duration fees as follows: (a) 0.25% of the aggregate principal amount of the Bridge Loans held by such Lender on the date that is 180 days after the Funding Date and (b) 0.50% of the aggregate principal amount of the Bridge Loans held by such Lender on the date that is 270 days after the Funding Date (the “Duration Fee”).

Default Rate:

At any time when the Borrower is in default in the payment of any amount due under the Bridge Facility, the Bridge Loans shall bear interest at 2% above the rate otherwise applicable thereto.  Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.